Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports 95% Increase in Earnings per Share for the Six Months Ended June 30, 2014 and Announces Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS, July 29, 2014 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended June 30, 2014 of $374,000, or $.21 per basic and diluted share, compared to net income of $150,000, or $.08 per basic and diluted share, for the three months ended June 30, 2013. Net income for the six months ended June 30, 2014 was $649,000, or $0.37 per basic and diluted share, compared to net income of $359,000, or $0.19 per basic and diluted share, for the six months ended June 30, 2013. Book value per share increased $0.45 to $16.25 at June 30, 2014 from $15.80 at December 31, 2013 and was positively impacted by a net after-tax increase in the market value of our available for sale investment securities of $422,000, or $0.23 per share.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report a 95% increase in earnings per share on a year over year basis, primarily driven by an expansion of our net interest and dividend income. Additionally, our asset quality continues to be strong, as non-performing assets as a percentage of total assets was 0.13% at June 30, 2014.  Non-interest income for the six months ended June 30, 2014 declined 51% compared to the six months ended June 30, 2013, caused by a decline in mortgage banking income, which was negatively affected by higher mortgage rates. We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.0425 per share of common stock. The dividend will be paid on or about August 25, 2014, to stockholders of record as of the close of business on August 11, 2014.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Six Months Ended	Year Ended
	June 30, 2014	December 31, 2013
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$264,576	$263,033
Cash and cash equivalents	4,301	6,295
Loans receivable, net	224,406	223,912
Allowance for loan losses	2,172	2,396
Investment securities (1)	21,452	19,331
Deposits	180,464	175,961
Borrowings	50,850	54,925

Total stockholders’ equity	29,700	28,942
Stockholders’ equity to total assets at end of period	11.23%	11.00%
Total shares outstanding	1,828,184	1,831,518
Book value per share	$16.25	$15.80

Asset Quality Data:
Total non-performing loans	$343	$399
Other real estate owned	—	—
Total non-performing assets	343	399
Non-performing loans to total loans	0.15%	0.18%
Non-performing assets to total assets	0.13%	0.15%
Allowance for loan losses to non-performing loans	633.24%	600.50%
Allowance for loan losses to total loans	0.96%	1.06%
Loans charged off	$226	$139
Recoveries on loans previously charged off	2	47

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,775	$2,274	$5,543	$4,486
Interest expense	364	282	703	577
Net interest and dividend income	2,411	1,992	4,840	3,909
Provision for loan losses	—	73	—	163
Net interest and dividend income after provision for loan losses	2,411	1,919	4,840	3,746
Non-interest income	283	445	526	1,066
Non-interest expense	2,099	2,126	4,336	4,237
Income before income taxes	595	238	1,030	575
Income tax provision	221	88	381	216
Net income	$374	$150	$649	$359

Net income per share: basic	$0.21	$0.08	$0.37	$0.19
Net income per share: diluted	$0.21	$0.08	$0.37	$0.19

Performance Ratios:
Return on average assets	0.56%	0.28%	0.49%	0.34%
Return on average equity	5.19%	1.99%	4.50%	2.37%
Interest rate spread (2)	3.65%	3.71%	3.68%	3.69%
Net interest margin (2)	3.77%	3.86%	3.80%	3.84%
Efficiency ratio (3)	77.93%	87.28%	80.81%	85.18%
Non-interest expense to average total assets	3.16%	3.95%	3.28%	4.00%

(1)         Does not include Federal Home Loan Bank Stock of $2.9 million at June 30, 2014 and December 31, 2013.

(2)         Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $8,000 and $2,000 to investment security income for the three months ended June 30, 2014 and 2013, respectively, and $15,000 and $2,000 for the six months ended June 30, 2014 and 2013, respectively.

(3)         The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

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